Exhibit 99.1

Diadexus, Inc. Reports First Quarter 2015 Financial Results

— Conference Call Today at 4:30 p.m. ET (1:30 p.m. PT) —

SOUTH SAN FRANCISCO, Calif., May 12, 2015 — Diadexus, Inc. (OTCQB: DDXS), a diagnostics company developing and commercializing products that aid in the prediction of cardiac disease risk, today announced financial results for the first quarter ended March 31, 2015 and provided an update on the business.

“We have expanded our portfolio of products from a core focus on PLAC® ELISA with the recent addition of PLAC Activity for cardiovascular disease risk assessments, and we are executing our plans to address the broader spectrum of heart disease with a diagnostic test for proADM to monitor heart failure patients, creating a solid foundation for a fast-growing company,” said Lori Rafield, Ph.D., chairman and chief executive officer for Diadexus. “For PLAC ELISA, we continue to drive growth from our specialty lab partners, our existing channel that we expanded last year. We are opening an additional channel of hospitals and clinics to distribute our new FDA-cleared PLAC Activity Test, while simultaneously driving physician demand with the extensive clinical data supporting its 510(k) regulatory clearance. Our development of our first heart failure biomarker proADM is on track to enable discussions with the FDA this fall and to file a 510(k) submission early next year. In the past several months, the new leadership team has demonstrated our commitment to creating shareholder value through revenue growth and portfolio expansion.”

First Quarter 2015 Financial Results

Total revenues for the first quarter of 2015 were $5.5 million, compared to $5.4 million reported in the first quarter of 2014. This increase was primarily the result of increased sales of the PLAC® ELISA Test, partially offset by a decrease in service revenue. Revenues from product sales were $5.5 million for the first quarter of 2015, a 10% increase over the $5.0 million for the first quarter of 2014.

Total operating costs and expenses for the first quarter of 2015 were $6.0 million, compared to $9.3 million for the first quarter of 2014. The 35% decrease in operating expenses was primarily related to lower research and development expenses as a $1.7 million license fee was incurred during the first quarter of 2014 upon execution of the B.R.A.H.M.S license agreement for the Company’s three heart failure biomarkers. This decrease was also the result of reduced personnel expenses in 2015 following the reduction in force implemented during the fourth quarter of 2014. The Company’s net loss for the first quarter 2015 was $1.0 million, or $0.02 per share, compared to a net loss of $4.1 million, or $0.07 per share, in the first quarter of 2014.

Cash and cash equivalents at March 31, 2015 were $13.4 million, compared to $14.9 million at December 31, 2014.

Recent Developments and Outlook

•	PLAC® Business

•	For the established PLAC ELISA business, the Company is reiterating its guidance of mid to high single-digit growth in product sales revenue for 2015. Diadexus is driving demand from its existing channel of specialty lab partners, including new clinical reference labs that were added last year and advanced cardiovascular specialty labs, which have experienced a recovery in demand.

•	For the recently cleared PLAC Activity Test, Diadexus has begun to contract and enable new lab partners. The Activity Test can be sold into hospitals and clinics, which is a new distribution channel that Diadexus expects to be important for selling heart failure tests in the future.

•	Creation of physician demand is occurring concurrently, using diverse medical education activities based on clinical validation study data from the REGARDS study supporting the 510(k) regulatory clearance.

•	Data from the REGARDS clinical validation study were presented as an oral presentation in March 2015 at the European Atherosclerosis Society Annual Meeting in Glasgow, UK.

•	Heart Failure Franchise

•	For the Company’s first heart failure biomarker proADM, Diadexus has advanced the development of proADM for an ELISA format, progressing to the design control stage to develop this test for commercialization.

•	Diadexus plans to initiate discussions with the FDA in the fall and file a 510(k) regulatory submission in early 2016. The FDA submission will include clinical validation data that demonstrate the biomarker’s performance in assessing patients with heart failure and its symptoms with respect to specific clinical outcomes, enabling the biomarker result to help guide patient management.

•	The Company is also developing a point-of-care test to position its proADM biomarker for us in the hospital, clinic and physician office labs.

•	Diadexus has completed both the reagent and technology feasibility for proADM on the point-of-care platform and expects to enter formal development in the third quarter of this year.

•	Clinical Development Service Business

•	The Company has entered into an agreement with a contract research organization (CRO) specializing in cardiovascular research. Diadexus will sell PLAC ELISA and Activity Tests for Lp-PLA2 to the CRO for use as part of the routine cardiovascular laboratory panel performed on all subjects enrolled in clinical development studies. Diadexus is also currently in discussions with therapeutics companies to highlight the clinical value of incorporating its entire biomarker pipeline, including the PLAC Tests for Lp-PLA2 and the heart failure biomarkers, into clinical studies at both early and late stages of drug development.

Webcast

Diadexus will host a conference call and webcast today, May 12, 2015 at 4:30 p.m. ET (1:30 p.m. PT) to discuss the first quarter 2015 financial results and provide a business update. To access the webcast, visit the Company’s website at http://investors.diadexus.com/events.cfm. To access the conference call, dial 1 (855) 666-6874for domestic callers and (262) 912-6259 for international callers. The reservation number for both is 35808144. A replay of the webcast will be available shortly following the live webcast for a period of four weeks.

About Diadexus, Inc.

Diadexus, based in South San Francisco, California, is a diagnostics company developing and commercializing products that aid in the prediction of cardiac disease risk, providing healthcare providers with actionable information for managing patients. The Company pioneered the testing of Lp-PLA2 (lipoprotein-associated phospholipase A2), a marker of vascular-specific inflammation that provides new information, over and above traditional risk factors measured in a lipid panel, and has over a decade of peer-reviewed literature validating this biomarker’s utility. Diadexus’ products are the only two FDA-cleared tests to measure Lp-PLA2: The PLAC® Test ELISA Kit first cleared by the FDA in 2003 and The PLAC® Test for Lp-PLA2 Activity cleared in December 2014.

The Company also has a pipeline of biomarkers for heart failure, proADM, proET-1 and proANP, with each providing distinct, additive information for healthcare providers over currently available markers. Diadexus also provides services to pharmaceutical partners to address the need to incorporate biomarkers in clinical development. For more information, please visit the Company’s website at www.diadexus.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and assumptions and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause actual results to differ materially from those expressed in such forward-looking statements include the factors necessary to achieve our revenue guidance; sales of our PLAC® Test products in the marketplace; our ability to grow revenues from existing and new customers; product pricing and demand with a concentrated customer base; the continued focus of regulatory agencies and payors on costs and our laboratory customer practices; relationships with key customers; our ability to continue to build our heart failure franchise; our ability to identify and build products with additional biomarkers; third party payors’ acceptance of and reimbursement for the PLAC® Tests; our ability to continue to manufacture the PLAC® Tests to meet customer demand; the potential for success of and timing of when our development efforts may be completed; the adequacy of our intellectual property rights and our ability to maintain a proprietary position for our lead product; our limited revenue and cash resources; our significant corporate expenses, including real estate lease liabilities and expenses associated with being a public company; our ability to develop proADM for regulatory submission, and our ability to successfully integrate our new management leadership. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our most recent annual report on Form 10-K, quarterly report on Form 10-Q, and other reports filed with the Securities and Exchange Commission, and available at the SEC’s web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and except as required by law, we disclaim any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

DIADEXUS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(unaudited)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Product sales	$5,527	$5,011
Service revenue	—	349
License revenue	—	75

Total revenues	5,527	5,435
Operating costs and expenses:
Product costs	1,569	1,593
Service costs	—	45
Sales and marketing	1,312	2,481
Research and development	890	3,041
General and administrative	2,264	2,143

Total operating costs and expenses	6,035	9,303

Loss from operations	(508)	(3,868)
Interest income, interest expense and other income (expense), net:
Interest income	1	1
Interest expense	(468)	(219)
Other income (expense), net	16	(2)

Loss before income tax	(959)	(4,088)
Income tax	(11)	(12)

Net loss	$(970)	$(4,100)

Net loss and Comprehensive loss	$(970)	$(4,100)

Basic and diluted net loss per share:	$(0.02)	$(0.07)

Weighted average shares used in computing basic and diluted net loss per share	56,883,669	54,771,788

DIADEXUS, INC.

CONDENSED BALANCE SHEETS

(In thousands)

(unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$13,389	$14,946
Accounts receivable, net of reserve of $5 and $6 at March 31, 2015 and December 31, 2014, respectively	3,994	4,101
Inventories	385	578
Prepaid expenses and other current assets	498	500

Total current assets	18,266	20,125
Restricted cash	1,400	1,400
Property and equipment, net	555	637
Other long-term assets	112	131

Total assets	$20,333	$22,293

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$662	$1,023
Notes payable, current portion	2,116	957
Deferred revenues, current portion	120	120
Deferred rent, current portion	148	128
Unfavorable lease obligations	853	820
Accrued and other current liabilities	2,151	3,074

Total current liabilities	6,050	6,122
Non-current portion of notes payable	12,819	13,791
Non-current portion of deferred rent	156	208
Non-current portion of unfavorable lease obligation	727	957
Other long term liabilities	378	369

Total liabilities	$20,130	$21,447

Stockholders’ equity:
Preferred Stock	—	—
Common stock	575	567
Additional paid-in capital	208,961	208,642
Accumulated deficit	(209,333)	(208,363)

Total stockholders’ equity	203	846

Total liabilities and stockholders’ equity	$20,333	$22,293

CONTACT:

Amy Figueroa, CFA, 650-246-6424

Investor Relations and Corporate Communications

afigueroa@diadexus.com